EXHIBIT 21.1

SUBSIDIARIES

Luna Technologies, Inc.
Former Luna Subsidiary, Inc. (previously Advanced Photonix, Inc.)
TeraMetrix, LLC
Advanced Photonix Inc. Canada
General Photonics Corporation